Exhibit 11

INDEPENDENT AUDITORS' CONSENT

Mosaic Tax-Free Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 2-77986 of Mosaic Tax-Free Trust of our report dated November 21, 1997 appearing in the Annual Report to Shareholders for the year ended September 30, 1997 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.

(signature)

DELOITTE & TOUCHE LLP
Princeton, New Jersey
January 27, 1998